Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
December 23, 2009	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Appoints New Board Member

Lafayette, IN – December 23, 2009 – The Board of Directors of LSB Financial Corp, the parent company of Lafayette Savings Bank, is pleased to announce that Stephen E. Belter has accepted an appointment  to serve on the boards of both the Company and the Bank, effective December 21, 2009.

Mr. Belter is president of Wintek Corporation and its partner company, Indiana Datapipe, which provide Internet services including Cisco Systems consulting and high-speed fiber optic Internet connectivity to numerous businesses and educational facilities throughout northwest Indiana.  His community involvement includes President of the Greater Lafayette Commerce Telecommunications Oversight Committee, Finance Committee Chairman at Our Savior Lutheran Church, Steering Committee for Greater Lafayette Information Technology Society, and Past President of the West Lafayette Redevelopment Commission.

“Mr. Belter brings to our board the skills and knowledge vital to owning and operating a successful business, as well as the technical expertise needed to compete effectively in today’s banking world,” stated Mariellen Neudeck, Chairman.  “In addition, his past and current community involvement is a real asset to our Board and we look forward to putting his skills and insights to use for the benefit of LSB customers, employees and shareholders.”

Mr. Belter has a Bachelor’s degree in Electrical Engineering from Purdue University and Master’s Degrees in Electrical Engineering and Computer Science also from Purdue University.  He resides in West Lafayette.

The closing market price of LSB stock on December 21, 2009 was $10.10 per share as reported by the NASDAQ National Market.

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